Exhibit 99.1

NEWS RELEASE

November 13, 2012	OTCQB: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2012 RESULTS

●	Net Income Increases 60% to $970 thousand
●	Modified EBITDA Increases 41% to $1.9 million
●	Backlog $16.3 million

HOUSTON, November 13, 2012 /PRNewswire/ -- Deep Down, Inc. (OTC QB: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today reported net income of $970 thousand for the third quarter of 2012, an improvement of $364 thousand over the same period in 2011.

OPERATING RESULTS

For the third quarter of 2012, Deep Down reported net income of $970 thousand, or $0.10 income per diluted share, compared to net income of $606 thousand, or $0.06 income per diluted share, in the third quarter of 2011.

Revenues for the third quarter of 2012 were $9.4 million. Revenues for the third quarter of 2011 were $8.6 million. The $0.8 million increase in revenues in the 2012 period compared to the 2011 period was due primarily to an increase of $2.3 million in our subsea solutions services due to continued strong demand for our technologically innovative solutions, offset by a decrease of $1.5 million in our ROV and topside equipment rental services due to decreased demand.

Gross profit for the third quarter of 2012 was $3.2 million, or 34 percent of revenues. Gross profit for the third quarter of 2011 was $2.7 million, or 31 percent of revenues. The $0.5 million, or 3 percentage-points, increase in gross profit in the 2012 period compared to the same period in 2011, was due primarily to a $1.3 million increase related to our subsea solutions services, offset by a $0.8 million decrease related to our ROV and topside equipment rental services.

Selling, general and administrative expenses ("SG&A") for both the third quarter of 2012 and the third quarter of 2011 were $2.0 million. Slight decreases in professional services fees and share-based compensation expense were offset by a reduction in reimbursements under a terminated joint venture management services agreement, leaving SG&A flat in the 2012 period compared to the 2011 period.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.  Modified EBITDA was $1.9 million in the third quarter of 2012. Modified EBITDA was $1.3 million in the third quarter of 2011. The $0.6 million increase in Modified EBITDA in the 2012 period compared to the 2011 period was caused primarily by increased gross profit before depreciation and non-recurring operational consolidation expense of $0.6 million.

WORKING CAPITAL

At September 30, 2012, we had working capital of $4.5 million, including cash and cash equivalents of $2.2 million. We believe our current cash balance, in addition to cash we expect to generate from operations, will ensure that we have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer stated, "This was the Company's strongest third quarter performance since 2008. We are very satisfied with what our subsea solutions business was able to achieve in the third quarter of 2012. We added approximately $4.6 million to backlog bringing total current backlog to approximately $16.3 million.

On August 27, 2012, we announced that we had consolidated the operations of our ROV and topside equipment rental business as part of our ongoing cost containment program.  All of the assets and operations previously located in Morgan City, Louisiana are now operating out of our Channelview, Texas facility. We were able to reduce our total workforce by 10% and expect to recognize additional cost savings during the remainder of 2012 and beyond.  Additionally, our customers will benefit from increased visibility of these services and synergies in our operations."

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information
Investor Relations
Preston Graham
Stonegate Securities, Inc.
preston@stonegateinc.com

972.850.2001

DEEP DOWN, INC.
SUMMARY FINANCIAL DATA

	For the Three Months Ended
	September 30,
	2012	2011
(in thousands, except per share amounts)
Results of operations data:
Revenues	$9,391	$8,568
Cost of sales	6,228	5,879
Gross profit	3,163	2,689
Total operating expenses	2,106	2,124
Operating income	1,057	565
Total other expense	(13)	(58)
Income before income taxes	1,044	507
Income tax (expense) benefit	(74)	99
Net income	$970	$606
Net income per share, basic and diluted	$0.10	$0.06
Weighted-average shares outstanding, basic and diluted	10,161	10,302

Modified EBITDA data:
Net income	$970	$606
Add back interest expense, net	34	84
Add back depreciation and amortization	474	460
Add back (deduct) income tax expense (benefit)	74	(99)
Add back share-based compensation	142	198
Add back non-recurring operational consolidation expense	200	-
Add back equity in net loss of joint venture	39	124
Modified EBITDA	$1,933	$1,373

	For the Nine Months Ended
	September 30,
	2012	2011
(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$307	$1,856
Investing activities	(1,488)	(1,786)
Financing activities	(1,600)	(1,219)

	September 30, 2012	December 31, 2011
(in thousands)
Balance sheet data:
Cash and cash equivalents	$2,198	$4,979
Current assets	11,499	11,411
Current liabilities	7,000	7,486
Working capital	4,499	3,925
Total assets	33,648	32,444
Total debt	2,704	3,066
Total liabilities	7,125	7,659
Stockholders' equity	26,523	24,785